AMERIPRIME FUNDS AMENDMENT NO. 17

                       AGREEMENT AND DECLARATION OF TRUST


         1. Pursuant to Sections 4.1 and 7.3 of the Agreement and Declaration of Trust of AmeriPrime Funds, and effective upon the execution of this document, the undersigned, being a majority of the trustees of AmeriPrime Funds hereby:

          (a). change the name of the "Austin Opportunity Fund" series to the "Martin Capital Austin Opportunity Fund" series; the "Texas Opportunity Fund" series to the "Martin Capital Texas Opportunity Fund" series; and the "U.S. Opportunity Fund" series to the "Martin Capital U.S. Opportunity Fund" series; and

         (b) establish two new series of shares of the Trust and designate such series the "Ariston Convertible Securities Fund," and the "Leader Mutual Bank Fund" (the "Series"); and

         (c) abolish the series designated as the "10K SmartTrust Fund" which was previously added as a series of the Trust upon the execution of Amendment No. 14; and

         (d) the relative rights and preferences of each designated series shall be those rights and preferences set forth in Section 4.2 of the Agreement and Declaration of Trust of AmeriPrime Funds.

         2. This document shall have the status of an Amendment to said Agreement and Declaration of Trust, and may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                                  /s/______________________________
                                  Steve L. Cobb


                                  /s/______________________________
                                  Gary E. Hippenstiel


                                  /s/______________________________
                                  Kenneth D. Trumpfheller




Dated: As of February 24, 1999